                                                                   Exhibit 10(k)

                             EMPLOYMENT AGREEMENT


     EMPLOYMENT AGREEMENT, entered into as of the 1st day of January, 2001, by and between BERGER HOLDINGS, LTD., hereinafter the "Employer" and JOSEPH F. WEIDERMAN, hereinafter the "Employee."

                                  WITNESSETH:
                                  ----------

     WHEREAS, this Employer and Employee entered into an Employment Agreement as of January 1, 1994, which Employment Agreement, as amended (the "1994 Agreement"), terminated on December 31, 2000 in all respects (including without limitation the severance provisions thereof) and is of no further effect; and

     WHEREAS, Employer and Employee wish to enter into a new Employment Agreement on the terms set forth herein.

     NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties hereto intending to be legally bound hereunder, agree as follows:

     1.   TERM OF EMPLOYMENT

          Subject to the terms and conditions hereinafter set forth, Employer hereby agrees to employ Employee for a term of two years ending on December 31, 2002.

     2.   SCOPE OF EMPLOYMENT

          During the term of employment, Employee shall serve as President and Chief Operating Officer of Employer. Employee shall faithfully render and perform such services as are necessary to fulfill the responsibilities of the office of President and Chief Operating Officer, and such services as may be assigned to him by or under the authority of the Board of Directors of Employer. Employee shall devote full time efforts to the business affairs of Employer and shall render such services to the best of his ability in the best interests of Employer. Employee shall maintain his offices at 805 Pennsylvania Blvd., Feasterville, Pennsylvania, or at such other addresses to which the Company may relocate. Employee shall be permitted to engage in other business activities or trades, provided, however, that such business activities or trades do not interfere with his duties hereunder.

     3.   COMPENSATION

          (a) For all services rendered by Employee to Employer during the term of employment, Employer shall pay, or cause to be paid to Employee base compensation ( "Base Compensation"), payable weekly in the amount of $233,000 per annum, subject to adjustment as provided below.

          (b) The Base Compensation will be increased as of January 1, 2002 to $263,000 per annum.

          (c) Employee shall be eligible for annual bonuses of up to 15% of his Base Compensation based upon the following calculation:

               (i) Employee shall be entitled to 5% of Base Compensation if (but only if) the Company's revenues for the year ended meet or exceed the Revenue Target (as hereinafter defined); plus

               (ii) Employee shall be entitled to 5% of Base Compensation if (but only if) the Company's EBITDA for the year ended meets or exceeds the EBITDA Target (as hereinafter defined); plus

               (iii) 5% of Base Compensation if, as and when declared by the Board of Directors of Employer, in its sole discretion.

          (d) "Revenue Target" for the year ended shall mean the estimated gross revenues of the Company for the applicable year as shown in the pro forma financial chart presented to the Board of Directors of Employer at the December 6, 2000 meeting of the Board of Directors of Employer. A copy of such pro forma financial chart is being contemporaneously provided to Employee.

          (e) "EBITDA Target" for the year ended shall mean the EBITDA of the Company for the applicable year as shown in the pro forma financial chart presented to the Board of Directors of Employer at the December 6, 2000 meeting of the Board of Directors of Employer.

     4.   REIMBURSEMENT FOR EXPENSES

          The Employee shall be reimbursed by the Employer for all actual, ordinary, necessary and reasonable expenses incurred by him in the course of the business of the Employer. The Employee shall keep an itemized account of such expenses to be rendered to the Employer, together with vouchers and/or receipts verifying the same.

     5.   EMPLOYEE BENEFITS

          Employee shall be entitled to participate in all employee benefit programs, including without limitation, group life insurance, medical and hospitalization plans, pension and profitsharing plans, as are being presently offered by Employer or which may hereafter during the term of employment be offered by employer generally to its executive officers. Employer shall also furnish to Employee an automobile for Employee's usage during the term of employment. The Employer shall be responsible for all expenses in maintaining the automobile, including, but not limited to insurance, gasoline costs, and all necessary repairs.

     6.   INSURANCE

          Subject to the limitation set forth in the following sentence, the Employer shall maintain for the Employee a life insurance policy (or its equivalent) in the face amount of $500,000 wherein the Employee, or his designee, will be the owner of said policy and will retain all rights to designate beneficiaries thereunder. The Employer shall be solely responsible for maintaining the policy and paying premiums as they become due during the term of this Agreement; provided however, that the Employer shall not be obligated to pay annual premiums in excess of $3,000.

     7.   DISABILITY

          Employee shall be entitled to the disability coverage ("Base Disability Coverage") currently provided to the Employer's employees generally (as such coverage may be increased from time to time with the approval of the Employer's Board of Directors). In addition, commencing upon the date that Employee is entitled to begin receiving benefits under the Base Disability Coverage, the Employer shall be obligated make the following payments to Employee (payable to Employee in accordance with the Employer's then normal payroll practices):

          (a) For a period of twelve (12) weeks, an amount equal to: (i) 100% of Base Compensation otherwise payable on account of such twelve (12) week period; less (ii) payments received by Employee on account of such twelve (12) week period pursuant to the Base Disability Coverage.

          (b) For the period commencing at the end of the twelve week period referred to in paragraph (a) above, until the later of forty (40) weeks or the end of the term of this Agreement, an amount equal to 50% of Base Compensation otherwise payable for such period without reduction for Base Disability Coverage, provided that, in no event shall the sum of payments pursuant to this paragraph (b) on account of such period plus payments received by Employee pursuant to the Base Disability Coverage on account of such period exceed 100% of Base Compensation otherwise payable for such period.

          (c) For the period commencing at the end of the period referred to in paragraph (b) above, and ending three (3) years later, an amount equal to: (i) $1,000 per week;

less (ii) any payments received by Employee pursuant to the Base Disability Coverage for such three year period.

     8.   TERMINATION

          (a)  By Death.
               --------

               If the Employee dies, then this Agreement shall continue for a period of 60 days with full benefits after which time this Agreement shall terminate immediately, and his rights to compensation and fringe benefits hereunder shall terminate as of the date of such 60 day period, except that Employee's heirs, personal representatives or estate shall be entitled to any unpaid portion of his salary, accrued bonus and accrued benefits, if any, up to the date of such termination.

          (b)  For Cause.
               ---------

               The Employer may terminate the Employee's employment and rights to compensation and benefits hereunder immediately for "cause" (subject to the last paragraph of this subparagraph (b)), except that the Employee shall be entitled to any unpaid portion of his salary, accrued bonus, and accrued fringe benefits, if any, up to the date of termination. "Cause" shall exist if:

               (i) the Employee substantially fails to perform his duties hereunder;

               (ii) the Employee intentionally commits any acts or omits to take any action, or commits any act of dishonesty or breach of trust, resulting directly or indirectly in personal gain or enrichment of the Employee to the detriment of the Employer; or

               (iii) the Employee commits a felony.

          If "cause" exists as set forth in subparagraph (i) above, Employer shall give Employee thirty (30) days prior written notice of termination specifying the nature of the alleged "cause" and the Employee shall have such thirty (30) day period in which to take remedial action to cure the situation that constituted the "cause". If after receiving said thirty (30) day notice, the Employee does not cure said "cause" within such time period, then this Agreement shall terminate as of the end of such time period.

          (c)  Procedure Upon Termination.
               --------------------------

               Upon termination of his employment, the Employee shall promptly return to the Employer all documents, including without limitation, copies and all other materials and properties of the Employer, or pertaining to its business, including without limitation, customer and prospect lists, contacts, files, manuals, letters, reports and records in his possession and control, no matter from whom or in what manner acquired.

     9.   RESTRICTIVE COVENANT

          (a) Employee agrees that, during the term of employment and so long thereafter as he receives payments pursuant to Section 10 (Employee having the right voluntarily to terminate such payments at any time), the Employee shall not directly or indirectly engage in any business which is the same as, similar to, or in competition with the business of the Employer. Employee acknowledges that the restrictions contained herein in view of the nature of the business in which Employee has been engaged, are reasonable and necessary to protect the legitimate interest of Employer, and that any violation of these restrictions would result in irreparable injury to Employer. Employee acknowledges that in the event of a violation of any such restrictions, Employer shall be entitled to preliminary and permanent injunctive relief as well as an equitable accounting of all earnings, profits and other benefits arising from such violation which rights shall be cumulative and in addition to any other rights or remedies to which Employer may be entitled. In the event that the Employee shall engage, directly or indirectly in any business in competition with the business of employer, the period of non-competition referred to above shall be extended by a period of time equal to that period beginning when such violation commenced, and ending when the activities constituting such a violation shall have finally been terminated in good faith.

          (b) In addition, during the term of employment, and at all times thereafter, the Employee shall not disclose confidential information of the Employer to any other person, entity, corporation, trust, association or partnership. For the purposes hereof, the term "confidential information" shall include, but not be limited to, all lists or the identity of any customers, suppliers, creditors or contacts of Employer. It shall also include any and all information pertaining to any formulas, business opportunities, processes, techniques, plans, contracts, sales or other financial data of Employer.

          (c) Notwithstanding anything to the contrary contained herein, in the event that any court of equity determines that time period and/or scope of this Restrictive Covenant is held be unenforceably long or broad, as the case may be, then, and either such event, neither the enforceability nor the validity this paragraph as a whole shall be affected. Rather, the time period and/or scope of the restriction so affected shall be reduced to the maximum permitted by law.

     10.  SEVERANCE

          If at the end of the term of this Agreement, Employer and Employee have not entered into a mutually satisfactory extension of or replacement to this Employment Agreement for a term of a least one (1) year, with at least a continuation of the present compensation structure hereunder, Employer agrees to pay Employee, as his severance payment, an amount equal to fifty (50%) percent of Employee's prior year Base Compensation, which amount may be paid in equal weekly installments over a six month period without interest. Such amount shall be paid regardless of whether Employee obtains other employment during such time, provided such employment does not violate Section 9 hereof.

     11.  VACATION

          Employee shall be entitled to a vacation of no more than four (4) weeks per fiscal year.

     12.  ARBITRATION

          Any dispute between the parties hereunder shall be determined by arbitration in accordance with the rules of the American Arbitration Association in Philadelphia, Pennsylvania. The Award in any such arbitration shall be final and binding, and any party may enter judgement thereon in any court having jurisdiction.

     13.  ASSIGNMENT

          The Employer has the right to assign this Agreement to any successors and assigns or other parties to whom the Board of Directors of Employer consents to such assignment. Assignment of this Agreement by the Employee shall be absolutely prohibited. Employee shall further be restricted from the delegation of the performance of his duties hereunder.

     14.  NOTICE

          Any notice required or permitted to be given under this agreement shall be sufficient, if in writing, and if sent by registered mail to Employee or to Employer at Employer's principal place of business.

     15.  APPLICABLE LAW

          This Employment Agreement shall be construed in accordance with the laws of the Commonwealth of Pennsylvania.

     16.  ENTIRE AGREEMENT

          This instrument contains the entire agreement of the parties and supercedes all prior agreements including, without limitation, the 1994 Agreement. It may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

     17.  CHANGE IN CONTROL

          Employee and Employer shall execute contemporaneously with the execution of this Agreement, a Change of Control Agreement in the form attached hereto as Exhibit A (the "Change of Control Agreement"). To the extent Employee
          ---------
is entitled to benefits under Section 10 of this Agreement, Employee shall be entitled to the greater of: (a) the benefits conferred by

Section 10 of this Agreement; and (b) the benefits conferred under the Change of Control Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

                                        BERGER HOLDINGS, LTD.

/s/ Joseph F. Weiderman                 By: /s/ Theodore A. Schwartz
---------------------------------           ---------------------------------
Joseph F. Weiderman                         Theodore A. Schwartz
                                            Chief Executive Officer